Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 22, 2017, relating to the financial statements and financial statement schedule of Kopin Corporation, and the effectiveness of Kopin Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), incorporated by reference in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 31, 2017